Exhibit 99.1
PNC Reports Second Quarter 2026 Net Income of $2.1 Billion,
$4.81 Diluted EPS or $4.85 as Adjusted
Generated record revenue, net interest income and fee income
Increased quarterly common stock dividend 30 cents, or 18%, to $2.00 per share
PITTSBURGH, July 15, 2026 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
In millions, except per share data and as noted	2Q26	1Q26	2Q25	Second Quarter Highlights
				▪
Financial Results				Comparisons reflect 2Q26 vs. 1Q26
Net interest income (NII)	$4,107	$3,961	$3,555
Income Statement
▪Adjusted EPS was $4.85 which excludes the net impact of FirstBank integration costs and 2Q26 significant items, resulting in a 4 cent reduction to EPS
▪Generated 3% positive operating leverage; PPNR increased 16%; ROTCE of 17.9%
▪NII increased 4%; NIM of 2.96% increased 1 bp
▪Fee income increased 10%, driven by strong capital markets activity
▪Noninterest expense of $4.1 billion included $140 million of PNC Foundation contribution expense, $121 million of integration expenses and the impact of increased business activity
Balance Sheet
▪Average loans increased $12.3 billion, or 4%
▪Average deposits were stable
–Average noninterest-bearing deposits grew 4%
–Rate paid on interest-bearing deposits declined 5 basis points
▪Net loan charge-offs were $226 million, or 0.25% annualized to average loans
▪Maintained strong capital position
–CET1 capital ratio of 9.9%
–Returned $1.3 billion to shareholders, including $0.6 billion of share repurchases
–Increased quarterly common stock dividend 30 cents, or 18% to $2.00 per share
▪Converted FirstBank customers, employees, systems and branches as of June 22, 2026

Fee income (non-GAAP)	2,279	2,079	1,894
Other noninterest income	489	125	212
Noninterest income	2,768	2,204	2,106
Revenue	6,875	6,165	5,661
Noninterest expense	4,098	3,768	3,383
Pretax, pre-provision earnings (PPNR) (non-GAAP)	2,777	2,397	2,278
Provision for credit losses	191	210	254
Net income	2,055	1,772	1,643

Per Common Share
Diluted earnings per share (EPS)	$4.81	$4.13	$3.85
EPS impact of integration costs and 2Q26 significant items	0.04	0.19	—
Diluted EPS - as adjusted (non-GAAP)	4.85	4.32	3.85
Average diluted common shares outstanding	403	405	397
Book value	145.52	143.65	131.61
Tangible book value (TBV) (non-GAAP)	111.09	109.42	103.96

Balance Sheet & Credit Quality
Average loans In billions	$363.2	$350.9	$322.8
Noninterest-bearing deposits In billions	103.5	99.1	93.1
Interest-bearing deposits In billions	353.5	359.3	329.8
Average deposits In billions	457.0	458.4	423.0
Accumulated other comprehensive income (loss) (AOCI) In billions	(4.1)	(3.8)	(4.7)
Net loan charge-offs	226	253	198
Allowance for credit losses to total loans	1.48%	1.52%	1.62%

Selected Ratios
Return on average common shareholders’ equity	13.61%	11.92%	12.20%
Return on avg. tangible common equity (ROTCE) (non-GAAP)	17.88	15.66	15.55
Return on average assets	1.34	1.19	1.17
Net interest margin (NIM) (non-GAAP)	2.96	2.95	2.80
Noninterest income to total revenue	40	36	37
Efficiency	60	61	60
Common equity tier 1 (CET1) capital ratio	9.9	10.1	10.5

See non-GAAP financial measures in the Consolidated Financial Highlights accompanying this release. Totals may not sum due to rounding. 1Q26 Diluted EPS - as adjusted, excludes $98 million of integration costs related to the FirstBank acquisition.

From Bill Demchak, PNC Chairman and Chief Executive Officer:

“Our strong second quarter performance reflects the disciplined execution of our growth strategy and positions us well for the second half of the year. We remain focused on delivering results that support our customers, shareholders and communities. Our successful FirstBank conversion, strong capital position and announced dividend increase provide further evidence of the strength and resilience of our franchise.”

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PNC Reports Second Quarter 2026 Net Income of $2.1 Billion, $4.81 Diluted EPS or $4.85 As Adjusted – Page 2
Acquisition of FirstBank
As of June 22, 2026, PNC has converted approximately 780,000 customers, more than 1,620 employees and 95 branches across Colorado and Arizona, merging FirstBank into PNC Bank. Second quarter of 2026 results include the full quarter benefit of FirstBank. First quarter of 2026 results include FirstBank operations since acquisition close on January 5, 2026.
Integration Costs and 2Q26 Significant Items
In the second quarter of 2026, PNC incurred integration costs related to the FirstBank acquisition of $127 million. Results for the quarter also reflected the impact of several significant items. PNC participated in the Visa exchange program monetizing 50% of its Visa Class B-2 shares resulting in a gain of $448 million and converting its remaining holdings into 0.9 million of Visa Class B-3 shares. This gain was substantially offset by a $140 million PNC Foundation contribution expense, a $139 million securities loss related to the repositioning of approximately $4 billion of available-for-sale investment securities into higher yielding instruments, and negative $85 million of Visa Class B-3 derivative fair value adjustments, driven by the extension of anticipated litigation resolution timing. The combined impact of both integration costs and 2Q26 significant items resulted in a $15 million decline in net income, or a 4 cent reduction to EPS.

Impact of Integration Costs and 2Q26 Significant Items
In millions	2Q26 Integration Costs and Significant Items

Noninterest Income	Integration Costs	Significant Items	Net Impact
Gain on exchange of Visa Class B-2 shares		$448	$448
Visa Class B-3 derivative fair value adjustments		(85)	(85)
Loss on sale of securities		(139)	(139)
Integration costs	$(6)		(6)
Noninterest income impact of integration costs and 2Q26 significant items	$(6)	$224	$218

Noninterest Expense
Contribution to PNC Foundation		$140	$140
Integration costs	$121		121
Noninterest expense impact of integration costs and 2Q26 significant item	$121	$140	$261

Net Income and EPS
Pretax, pre-provision impact	$(127)	$84	$(43)
Income taxes (benefit)	(26)	(2)	(28)
Net Income decrease from integration costs and 2Q26 significant items	$(101)	$86	$(15)
EPS impact of integration costs and 2Q26 significant items	$(0.25)	$0.21	$(0.04)

Income taxes on integration costs and 2Q26 significant items are calculated at a statutory tax rate of 21% on pretax, pre-provision earnings. Significant items tax impact also includes the benefit of shares donated to the PNC Foundation.

Income Statement Highlights
Second quarter 2026 compared with first quarter 2026
▪Total revenue of $6.9 billion increased $710 million, or 12%, driven by growth in both noninterest income and net interest income.
–Net interest income of $4.1 billion increased $146 million, or 4%, and included the benefit of commercial loan growth and higher noninterest-bearing deposit balances.
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PNC Reports Second Quarter 2026 Net Income of $2.1 Billion, $4.81 Diluted EPS or $4.85 As Adjusted – Page 3
•Net interest margin increased 1 basis point to 2.96%.
–Fee income of $2.3 billion increased $200 million, or 10%, driven by growth across all fee categories, including record capital markets and advisory revenue.
–Other noninterest income of $489 million included both integration costs and 2Q26 significant items totaling $218 million as well as positive valuation adjustments of private equity investments.
▪Noninterest expense of $4.1 billion increased $330 million, or 9%, and included $261 million of both integration expenses and 2Q26 significant items, compared to $97 million of integration expenses in the first quarter. Excluding these items from each quarter, noninterest expense was $3.8 billion, increasing $166 million, or 5%, primarily due to increased business activity.
▪Provision for credit losses was $191 million in the second quarter and reflected portfolio activity as well as updates to macroeconomic factors.
▪The effective tax rate was 20.5% for the second quarter and 19.0% for the first quarter.
Balance Sheet Highlights
Second quarter 2026 compared with first quarter 2026 or June 30, 2026 compared with March 31, 2026
▪Average loans of $363.2 billion increased $12.3 billion, or 4%. Average commercial loans increased $13.0 billion, or 5%, driven by strong new production and increased utilization. Average consumer loans decreased $0.7 billion, or 1%, due to declines in both residential mortgage and auto loans, partially offset by growth in credit card loans.
–Loans at June 30, 2026 of $368.0 billion increased $7.0 billion, or 2%, from March 31, 2026 and included commercial loan growth, reflecting strong new production.
▪Credit quality performance:
–Delinquencies of $1.4 billion decreased $122 million, or 8%, due to lower commercial loan delinquencies.
–Total nonperforming loans of $2.0 billion decreased $216 million, or 10%, driven by lower commercial real estate nonperforming loans.
–Net loan charge-offs of $226 million decreased $27 million primarily due to FirstBank acquired net loan charge-offs of $45 million recognized in the first quarter.
–The allowance for credit losses of $5.5 billion was stable. The allowance for credit losses to total loans was 1.48% at June 30, 2026 and 1.52% at March 31, 2026.
▪Average investment securities of $147.1 billion increased $2.6 billion, or 2%, reflecting higher residential mortgage-backed securities.
▪Average deposits of $457.0 billion were stable. The rate paid on interest-bearing deposits of 1.91%, declined 5 basis points.
▪PNC maintained a strong capital and liquidity position:
–On July 6, 2026, the PNC board of directors raised the quarterly cash dividend on common stock to $2.00 per share, an increase of 30 cents, or 18%. The dividend is payable on August 5, 2026 to shareholders of record at the close of business July 20, 2026.
–PNC returned $1.3 billion of capital to shareholders, reflecting $0.7 billion of dividends on common shares and $0.6 billion of common share repurchases.
–Share repurchase activity in the third quarter of 2026 is expected to approximate second quarter of 2026 share repurchase levels.
–The Basel III common equity tier 1 capital ratio was an estimated 9.9% at June 30, 2026 and was 10.1% at March 31, 2026.
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PNC Reports Second Quarter 2026 Net Income of $2.1 Billion, $4.81 Diluted EPS or $4.85 As Adjusted – Page 4
–PNC’s average LCR for the three months ended June 30, 2026 was 106%, exceeding the regulatory minimum requirement throughout the quarter.

Earnings Summary
In millions, except per share data	2Q26	1Q26	2Q25
Net income	$2,055	$1,772	$1,643
Net income attributable to diluted common shareholders	$1,941	$1,675	$1,532
Net income attributable to diluted common shareholders - as adjusted (non-GAAP)	$1,956	$1,752	$1,532
Diluted earnings per common share	$4.81	$4.13	$3.85
Diluted earnings per common share - as adjusted (non-GAAP)	$4.85	$4.32	$3.85
Average diluted common shares outstanding	403	405	397
Cash dividends declared per common share	$1.70	$1.70	$1.60

See non-GAAP financial measures in the Consolidated Financial Highlights accompanying this release.

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported (GAAP) amounts. This information supplements results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results. Information in this news release, including the financial tables, is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				2Q26 vs	2Q26 vs
In millions	2Q26	1Q26	2Q25	1Q26	2Q25
Net interest income	$4,107	$3,961	$3,555	4%	16%
Noninterest income	2,768	2,204	2,106	26%	31%
Total revenue	$6,875	$6,165	$5,661	12%	21%

Total revenue for the second quarter of 2026 increased $710 million compared to the first quarter of 2026 and $1.2 billion compared to the second quarter of 2025. In both comparisons, the increase was driven by both higher noninterest income and net interest income.
Net interest income of $4.1 billion increased $146 million from the first quarter of 2026 and $552 million from the second quarter of 2025. In each comparison, the increase included the benefit of commercial loan growth and higher noninterest-bearing deposit balances. In comparison to the second quarter of 2025, the increase also reflected the benefit of FirstBank and lower funding costs.
Net interest margin was 2.96% in the second quarter of 2026, increasing 1 basis point from the first quarter of 2026. Compared to the second quarter of 2025, net interest margin expanded 16 basis points.
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PNC Reports Second Quarter 2026 Net Income of $2.1 Billion, $4.81 Diluted EPS or $4.85 As Adjusted – Page 5

Noninterest Income				Change	Change
				2Q26 vs	2Q26 vs
In millions	2Q26	1Q26	2Q25	1Q26	2Q25
Asset management and brokerage	$440	$420	$391	5%	13%
Capital markets and advisory	577	463	321	25%	80%
Card and cash management	772	738	737	5%	5%
Lending and deposit services	346	340	317	2%	9%
Residential and commercial mortgage	144	118	128	22%	13%
Fee income (non-GAAP)	2,279	2,079	1,894	10%	20%
Other	489	125	212	291%	131%
Total noninterest income	$2,768	$2,204	$2,106	26%	31%
Integration costs and 2Q26 significant items	218	(1)	—
Noninterest income, excluding integration costs and 2Q26 significant items (non-GAAP)	$2,550	$2,205	$2,106	16%	21%
See non-GAAP financial measures in the Consolidated Financial Highlights accompanying this release.

Noninterest income for the second quarter of 2026 of $2.8 billion included $218 million of both integration costs and 2Q26 significant items. The first quarter of 2026 included $1 million of FirstBank related integration costs. Excluding these items from each quarter, noninterest income was $2.6 billion, increasing $345 million, or 16%, from the first quarter of 2026 and $444 million, or 21%, from the second quarter of 2025.
In comparison to the first quarter of 2026, fee income increased $200 million, or 10%, driven by growth across all fee categories. Asset management and brokerage fees increased $20 million as a result of higher average equity markets and increased client activity. Capital markets and advisory revenue increased $114 million driven by record merger and acquisition advisory fees as well as strong activity across other capital markets businesses. Card and cash management revenue increased $34 million due to seasonally higher consumer transaction volumes and growth in treasury management product revenue. Lending and deposit related revenue increased $6 million primarily due to increased customer activity. Residential and commercial mortgage revenue increased $26 million primarily driven by a first quarter of 2026 negative valuation of residential mortgage servicing rights, net of economic hedge, which did not recur.
Compared to the second quarter of 2025, fee income increased $385 million, or 20%, driven by an increase in capital markets and advisory revenue of $256 million as well as broad-based growth across the other fee income categories.
Other noninterest income of $489 million in the second quarter of 2026 included both integration costs and 2Q26 significant items totaling $218 million as well as positive valuation adjustments of private equity investments.
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PNC Reports Second Quarter 2026 Net Income of $2.1 Billion, $4.81 Diluted EPS or $4.85 As Adjusted – Page 6

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				2Q26 vs	2Q26 vs
In millions	2Q26	1Q26	2Q25	1Q26	2Q25
Personnel	$2,273	$2,106	$1,889	8%	20%
Occupancy	252	262	235	(4)%	7%
Equipment	435	415	394	5%	10%
Marketing	110	87	99	26%	11%
Other	1,028	898	766	14%	34%
Total noninterest expense	$4,098	$3,768	$3,383	9%	21%
Integration costs and 2Q26 significant items	261	97	—
Noninterest expense, excluding integration costs and 2Q26 significant items (non-GAAP)	$3,837	$3,671	$3,383	5%	13%
See non-GAAP financial measures in the Consolidated Financial Highlights accompanying this release.

Noninterest expense for the second quarter of 2026 of $4.1 billion included both integration costs and 2Q26 significant items totaling $261 million. The first quarter of 2026 included $97 million of FirstBank integration costs.
Noninterest expense excluding both integration costs and 2Q26 significant items was $3.8 billion, increasing $166 million from the first quarter of 2026 and $454 million compared to the second quarter of 2025. In each comparison the increase reflected the impact of increased business activity, higher marketing spend and continued investments to support business growth. Compared with the second quarter of 2025, the increase also included the impact of FirstBank operating expenses.
The effective tax rate was 20.5% for the second quarter of 2026, 19.0% for the first quarter of 2026 and 18.8% for the second quarter of 2025.
CONSOLIDATED BALANCE SHEET REVIEW

Loans				Change	Change
				2Q26 vs	2Q26 vs
In billions	2Q26	1Q26	2Q25	1Q26	2Q25

Average
Commercial and industrial	$223.7	$211.4	$191.5	6%	17%
Commercial real estate	35.1	34.4	31.8	2%	10%
Commercial	$258.8	$245.7	$223.4	5%	16%
Consumer	104.4	105.2	99.4	(1)%	5%
Average loans	$363.2	$350.9	$322.8	4%	13%

Quarter end
Commercial and industrial	$227.9	$221.2	$195.8	3%	16%
Commercial real estate	36.0	34.8	31.3	3%	15%
Commercial	$263.9	$256.0	$227.0	3%	16%
Consumer	104.1	105.0	99.3	(1)%	5%
Total loans	$368.0	$360.9	$326.3	2%	13%
Totals may not sum due to rounding

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PNC Reports Second Quarter 2026 Net Income of $2.1 Billion, $4.81 Diluted EPS or $4.85 As Adjusted – Page 7
Average loans for the second quarter of 2026 increased $12.3 billion compared to the first quarter of 2026 and $40.4 billion compared to the second quarter of 2025.
Average commercial loans increased $13.0 billion and $35.4 billion compared to the first quarter of 2026 and the second quarter of 2025, respectively. In comparison to the first quarter of 2026, growth was driven by strong new production and increased utilization. Compared to the second quarter of 2025, the increase was attributable to strong new production as well as acquired FirstBank loans.
Average consumer loans decreased $0.7 billion compared to the first quarter of 2026, primarily due to declines in both residential mortgage and auto loans, partially offset by growth in credit card loans. Compared to the second quarter of 2025, average consumer loans increased $5.0 billion driven by the benefit of FirstBank loans.
Loans at June 30, 2026 increased $7.0 billion and $41.6 billion from March 31, 2026 and June 30, 2025, respectively. In each comparison, the increase included growth in commercial loans, reflecting strong new production. Compared to the second quarter of 2025, the increase was also attributable to acquired FirstBank commercial and consumer loans.

Average Investment Securities				Change	Change
				2Q26 vs	2Q26 vs
In billions	2Q26	1Q26	2Q25	1Q26	2Q25

Available for sale	$73.7	$71.6	$67.8	3%	9%
Held to maturity	73.4	72.9	74.2	1%	(1)%
Total	$147.1	$144.5	$141.9	2%	4%
Totals may not sum due to rounding

Average investment securities of $147.1 billion in the second quarter of 2026 increased $2.6 billion compared to the first quarter of 2026 and $5.2 billion compared to the second quarter of 2025. In both comparisons, the increase reflected higher residential mortgage-backed securities.
During the second quarter of 2026, PNC completed a repositioning of the investment securities portfolio, selling approximately $4 billion of available-for-sale securities with a weighted average yield of approximately 3.2%. The proceeds from the sale were then redeployed into an equivalent amount of investment securities with a weighted average yield of approximately 4.4%.
The duration of the investment securities portfolio was 3.6 years as of June 30, 2026 and March 31, 2026 and 3.4 years as of June 30, 2025. Net unrealized losses on available-for-sale securities were $2.1 billion at both June 30, 2026 and March 31, 2026 and $2.6 billion at June 30, 2025.
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PNC Reports Second Quarter 2026 Net Income of $2.1 Billion, $4.81 Diluted EPS or $4.85 As Adjusted – Page 8

Average Deposits				Change	Change
				2Q26 vs	2Q26 vs
In billions	2Q26	1Q26	2Q25	1Q26	2Q25
Commercial	$228.2	$229.6	$205.8	(1)%	11%
Consumer	228.4	226.9	210.5	1%	9%
Brokered time deposits	0.4	1.9	6.7	(79)%	(94)%
Total	$457.0	$458.4	$423.0	—	8%

IB % of total avg. deposits	77%	78%	78%
NIB % of total avg. deposits	23%	22%	22%
IB - Interest-bearing NIB - Noninterest-bearing

Second quarter 2026 average deposits of $457.0 billion were stable compared to the first quarter of 2026, as higher consumer deposits were offset by both lower brokered time deposits and a seasonal decline in commercial deposits. Average deposits increased $34.0 billion compared to the second quarter of 2025 and included the addition of FirstBank deposits.
Average noninterest-bearing deposits as a percentage of total average deposits increased to 23% in the second quarter of 2026 from 22% in both the first quarter of 2026 and second quarter of 2025.

Average Borrowed Funds				Change	Change
				2Q26 vs	2Q26 vs
In billions	2Q26	1Q26	2Q25	1Q26	2Q25
Total	$78.9	$62.9	$65.3	25%	21%

Avg. borrowed funds to avg. liabilities	14%	12%	13%
Totals may not sum due to rounding

Average borrowed funds of $78.9 billion in the second quarter of 2026 increased $16.1 billion compared to the first quarter of 2026 and $13.6 billion compared to the second quarter of 2025. In both comparisons, the increase was primarily due to higher Federal Home Loan Bank advances.

Capital	June 30, 2026	March 31, 2026	June 30, 2025

Common shareholders’ equity In billions	$58.1	$57.8	$51.9
Accumulated other comprehensive income (loss) In billions	$(4.1)	$(3.8)	$(4.7)

Basel III common equity tier 1 capital ratio *	9.9%	10.1%	10.5%
*June 30, 2026 ratio is estimated.

PNC maintained a strong capital position. Common shareholders’ equity at June 30, 2026 increased $0.3 billion from March 31, 2026 primarily due to net income, partially offset by dividends paid and share repurchases as well as a decline in accumulated other comprehensive income.
As a Category III institution, PNC has elected to exclude accumulated other comprehensive income related to both available-for-sale securities and pension and other post-retirement plans from CET1 capital. Accumulated other comprehensive income was negative $4.1 billion at June 30, 2026 compared to negative $3.8 billion at March 31,
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PNC Reports Second Quarter 2026 Net Income of $2.1 Billion, $4.81 Diluted EPS or $4.85 As Adjusted – Page 9
2026 and negative $4.7 billion at June 30, 2025. The change in each comparison reflected the impact of interest rate movements on securities and swaps and the continued accretion of unrealized losses.
In the second quarter of 2026, PNC returned $1.3 billion of capital to shareholders, reflecting $0.7 billion of dividends on common shares and $0.6 billion of common share repurchases. The Stress Capital Buffer (SCB) framework permits capital return in amounts in excess of SCB minimum levels. Consistent with this framework, PNC had approximately 29% of the 100 million common shares still available for repurchase at June 30, 2026 under the repurchase program previously approved by our board of directors.
Share repurchase activity in the third quarter of 2026 is expected to approximate second quarter of 2026 share repurchase levels. PNC may adjust share repurchase activity depending on market and economic conditions, as well as other factors. PNC’s SCB will be maintained at the regulatory minimum of 2.5% through September 30, 2027.
On July 6, 2026, the PNC board of directors raised the quarterly cash dividend on common stock to $2.00 per share, an increase of 30 cents, or 18%. The dividend is payable on August 5, 2026 to shareholders of record at the close of business July 20, 2026.
At June 30, 2026, PNC was considered “well capitalized” based on applicable U.S. regulatory capital ratio requirements. For additional information regarding PNC’s Basel III capital ratios, see Capital Ratios in the Consolidated Financial Highlights.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	June 30, 2026	March 31, 2026	June 30, 2025	06/30/26 vs	06/30/26 vs
In millions				03/31/26	06/30/25
Provision for credit losses (a)	$191	$210	$254	$(19)	$(63)
Net loan charge-offs (a)	$226	$253	$198	(11)%	14%
Allowance for credit losses (b)	$5,461	$5,495	$5,282	(1)%	3%
Total delinquencies (c)	$1,436	$1,558	$1,303	(8)%	10%
Nonperforming loans	$2,027	$2,243	$2,108	(10)%	(4)%

Net charge-offs to average loans (annualized)	0.25%	0.29%	0.25%
Allowance for credit losses to total loans	1.48%	1.52%	1.62%
Nonperforming loans to total loans	0.55%	0.62%	0.65%
(a) Represents amounts for the three months ended for each respective period
(b) Excludes allowances for investment securities and other financial assets
(c) Total delinquencies represent accruing loans 30 days or more past due

Provision for credit losses was $191 million in the second quarter of 2026 and reflected portfolio activity as well as updates to macroeconomic factors. Provision for credit losses was $210 million in the first quarter of 2026 and $254 million in the second quarter of 2025.
Net loan charge-offs were $226 million in the second quarter of 2026, decreasing $27 million compared to the first quarter of 2026. The decrease was primarily due to FirstBank acquired net loan charge-offs of $45 million recognized in the first quarter. Compared to the second quarter of 2025, net loan charge-offs increased $28 million primarily due to higher commercial loan net charge-offs.
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PNC Reports Second Quarter 2026 Net Income of $2.1 Billion, $4.81 Diluted EPS or $4.85 As Adjusted – Page 10
The allowance for credit losses was $5.5 billion at both June 30, 2026 and March 31, 2026 and $5.3 billion at June 30, 2025. The allowance for credit losses as a percentage of total loans was 1.48% at June 30, 2026, 1.52% at March 31, 2026 and 1.62% at June 30, 2025.
Delinquencies at June 30, 2026 were $1.4 billion, decreasing $122 million from March 31, 2026 due to lower commercial loan delinquencies. Compared to June 30, 2025, delinquencies increased $133 million due to higher consumer loan delinquencies.
Nonperforming loans of $2.0 billion at June 30, 2026 decreased $216 million compared to March 31, 2026 and $81 million compared to June 30, 2025. In both comparisons, the decrease was driven by lower commercial real estate nonperforming loans.

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	2Q26	1Q26	2Q25
Retail Banking	$1,747	$1,349	$1,386
Corporate & Institutional Banking	1,588	1,480	1,318
Asset Management Group	135	121	132
Other	(1,430)	(1,190)	(1,209)
Net income excluding noncontrolling interests	$2,040	$1,760	$1,627

Retail Banking				Change	Change
				2Q26 vs	2Q26 vs
In millions	2Q26	1Q26	2Q25	1Q26	2Q25
Net interest income	$3,291	$3,237	$3,010	$54	$281
Noninterest income	$1,227	$770	$782	$457	$445
Noninterest expense	$2,111	$2,115	$1,890	$(4)	$221
Provision for credit losses	$120	$124	$83	$(4)	$37
Earnings	$1,747	$1,349	$1,386	$398	$361

In billions
Brokerage account client assets	$97	$91	$87	$6	$10

In billions
Average loans	$110.5	$110.9	$97.5	$(0.4)	$13.0
Average deposits	$271.6	$268.2	$243.5	$3.4	$28.1

Net loan charge-offs In millions	$123	$118	$120	$5	$3

During the second quarter of 2026, PNC updated its internal funds transfer pricing methodology. The update resulted in impacts to net interest income and associated income statement line items for all business segments. Prior periods have been adjusted to conform with the current presentation.

Retail Banking Highlights
Second quarter 2026 compared with first quarter 2026
▪Earnings increased 30%, reflecting higher noninterest income and net interest income.
–Noninterest income increased 59% and included a gain of $448 million related to PNC’s participation in the Visa exchange program as well as the benefit of seasonally higher customer activity and positive residential mortgage servicing rights valuation, net of economic hedge. These increases were partially offset by Visa Class B-3 derivative fair value adjustments of negative $85 million.
–Noninterest expense was stable.
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PNC Reports Second Quarter 2026 Net Income of $2.1 Billion, $4.81 Diluted EPS or $4.85 As Adjusted – Page 11
•Brokerage account client assets increased 7%, driven by higher spot equity markets.
▪Average loans were stable.
▪Average deposits increased 1%, primarily due to higher noninterest-bearing and savings deposits.
Second quarter 2026 compared with second quarter 2025
▪Earnings increased 26%, driven by higher noninterest income and net interest income, partially offset by higher noninterest expense as well as a higher provision for credit losses.
–Noninterest income increased 57%, and included the second quarter of 2026 Visa exchange impacts and Visa class B-3 derivative fair value adjustments. The increase also reflects growth in client activity and the addition of FirstBank customers.
–Noninterest expense increased 12%, and included the impact of continued technology and branch investments as well as increased costs related to FirstBank.
•Brokerage account client assets increased 11%, driven by higher spot equity markets.
▪Average loans increased 13%, driven by higher commercial and residential real estate loans, primarily attributable to acquired FirstBank loans.
▪Average deposits increased 12% and included the benefit of acquired FirstBank deposits.

Corporate & Institutional Banking				Change	Change
				2Q26 vs	2Q26 vs
In millions	2Q26	1Q26	2Q25	1Q26	2Q25
Net interest income	$1,992	$1,942	$1,814	$50	$178
Noninterest income	$1,291	$1,144	$1,022	$147	$269
Noninterest expense	$1,131	$1,076	$950	$55	$181
Provision for credit losses	$76	$77	$184	$(1)	$(108)
Earnings	$1,588	$1,480	$1,318	$108	$270

In billions
Average loans	$236.1	$223.5	$208.6	$12.6	$27.5
Average deposits	$158.6	$161.2	$146.5	$(2.6)	$12.1

Net loan charge-offs In millions	$105	$92	$83	$13	$22

During the second quarter of 2026, PNC updated its internal funds transfer pricing methodology. The update resulted in impacts to net interest income and associated income statement line items for all business segments. Prior periods have been adjusted to conform with the current presentation.

Corporate & Institutional Banking Highlights
Second quarter 2026 compared with first quarter 2026
▪Earnings increased 7%, reflecting higher noninterest income and net interest income, partially offset by higher noninterest expense.
–Noninterest income increased 13%, driven by higher capital markets and advisory fees, including record merger and acquisition advisory activity.
–Noninterest expense increased 5%, reflecting higher variable compensation associated with increased business activity.
▪Average loans increased 6%, driven by strong new production and increased utilization of loan commitments.
▪Average deposits decreased 2%, reflecting seasonal declines in corporate deposits.
Second quarter 2026 compared with second quarter 2025
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PNC Reports Second Quarter 2026 Net Income of $2.1 Billion, $4.81 Diluted EPS or $4.85 As Adjusted – Page 12
▪Earnings increased 20%, driven by higher noninterest income and net interest income as well as a lower provision for credit losses, partially offset by higher noninterest expense.
–Noninterest income increased 26%, primarily due to broad-based increases across the capital markets and advisory businesses and growth in treasury management product revenue.
–Noninterest expense increased 19%, reflecting higher variable compensation associated with increased business activity.
▪Average loans increased 13%, driven by strong new production within the commercial and industrial portfolio.
▪Average deposits increased 8%, due to growth in both interest-bearing and noninterest-bearing deposits.

Asset Management Group				Change	Change
				2Q26 vs	2Q26 vs
In millions	2Q26	1Q26	2Q25	1Q26	2Q25
Net interest income	$191	$193	$184	$(2)	$7
Noninterest income	$271	$262	$244	$9	$27
Noninterest expense	$289	$292	$268	$(3)	$21
Provision for (recapture of) credit losses	$(3)	$5	$(13)	$(8)	$10
Earnings	$135	$121	$132	$14	$3

In billions
Discretionary client AUM	$247	$230	$217	$17	$30
Nondiscretionary client AUM	$256	$233	$204	$23	$52
Client AUM at quarter end	$503	$463	$421	$40	$82

In billions
Average loans	$14.6	$14.4	$14.2	$0.2	$0.4
Average deposits	$27.0	$27.7	$26.9	$(0.7)	$0.1

Net loan charge-offs (recoveries) In millions	$1	—	$(1)	$1	$2

AUM - Assets under management
During the second quarter of 2026, PNC updated its internal funds transfer pricing methodology. The update resulted in impacts to net interest income and associated income statement line items for all business segments. Prior periods have been adjusted to conform with the current presentation.

Asset Management Group Highlights
Second quarter 2026 compared with first quarter 2026
▪Earnings increased 12%, due to higher noninterest income, a provision recapture and lower noninterest expense, partially offset by a modest decline in net interest income.
–Noninterest income increased 3%, reflecting higher average equity markets.
–Noninterest expense decreased 1%.
▪Discretionary client AUM increased 7%, driven by higher spot equity markets and positive net flows.
▪Nondiscretionary client AUM increased 10%, driven by higher spot equity markets.
▪Average loans increased 1%, primarily due to growth in securities-based lending.
▪Average deposits decreased 3%, driven by the timing of annual client income tax payments.
Second quarter 2026 compared with second quarter 2025
▪Earnings increased 2%, due to higher noninterest income and net interest income, partially offset by higher noninterest expense and a lower provision recapture.
–Noninterest income increased 11%, reflecting higher average equity markets and positive net flows.
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PNC Reports Second Quarter 2026 Net Income of $2.1 Billion, $4.81 Diluted EPS or $4.85 As Adjusted – Page 13
–Noninterest expense increased 8%, and included continued investments to support business growth as well as higher variable compensation associated with increased business activity.
▪Discretionary client AUM increased 14% and nondiscretionary client AUM increased 25%. In both instances, the increase was driven by higher spot equity markets and positive net flows.
▪Average loans increased 3%, primarily due to growth in securities-based lending and higher commercial loan balances.
▪Average deposits were stable.
Other
The “Other” category, for the purposes of this release, includes remaining corporate operations that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities, including net securities gains or losses, ACL for investment securities, certain trading activities, certain runoff consumer loan portfolios, private equity investments, intercompany eliminations, corporate overhead net of allocations, tax adjustments that are not allocated to business segments, exited businesses and the residual impact from funds transfer pricing operations.
CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman and Chief Executive Officer William S. Demchak and Executive Vice President and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this news release and the related earnings materials. Dial-in numbers for the conference call are (866) 604-1697 and (215) 268-9875 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s second quarter 2026 earnings materials to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for four weeks at (877) 660-6853 and (201) 612-7415 (international), Access ID 13760708 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

CONTACTS

MEDIA:	INVESTORS:
Anne Pace	Bryan Gill
(631) 338-3268	(412) 768-4143
anne.pace@pnc.com	investor.relations@pnc.com

[TABULAR MATERIAL FOLLOWS]
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PNC Reports Second Quarter 2026 Net Income of $2.1 Billion, $4.81 Diluted EPS or $4.85 As Adjusted – Page 14
2

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended			Six months ended
Dollars in millions, except per share data	June 30	March 31	June 30	June 30	June 30
	2026	2026	2025	2026	2025
Revenue
Net interest income	$4,107	$3,961	$3,555	$8,068	$7,031
Noninterest income	2,768	2,204	2,106	4,972	4,082
Total revenue	6,875	6,165	5,661	13,040	11,113
Provision for credit losses	191	210	254	401	473
Noninterest expense	4,098	3,768	3,383	7,866	6,770
Income before income taxes and noncontrolling interests	$2,586	$2,187	$2,024	$4,773	$3,870
Income taxes	531	415	381	946	728
Net income	$2,055	$1,772	$1,643	$3,827	$3,142
Less:
Net income attributable to noncontrolling interests	15	12	16	27	34
Preferred stock dividends (a)	85	73	83	158	154
Preferred stock discount accretion and redemptions	2	1	2	3	4
Net income attributable to common shareholders	$1,953	$1,686	$1,542	$3,639	$2,950
Less: Dividends and undistributed earnings allocated to nonvested restricted shares	12	11	10	23	19
Net income attributable to diluted common shareholders	$1,941	$1,675	$1,532	$3,616	$2,931
Per Common Share
Basic	$4.82	$4.13	$3.86	$8.95	$7.37
Diluted	$4.81	$4.13	$3.85	$8.94	$7.37
Cash dividends declared per common share	$1.70	$1.70	$1.60	$3.40	$3.20
Effective tax rate (b)	20.5%	19.0%	18.8%	19.8%	18.8%
PERFORMANCE RATIOS
Net interest margin (c)	2.96%	2.95%	2.80%	2.96%	2.79%
Noninterest income to total revenue	40%	36%	37%	38%	37%
Efficiency (d)	60%	61%	60%	60%	61%
Return on:
Average common shareholders' equity	13.61%	11.92%	12.20%	12.77%	11.91%
Average assets	1.34%	1.19%	1.17%	1.27%	1.13%
(a)Dividends are payable quarterly, other than Series S preferred stock, which is payable semiannually.
(b)The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.
(c)Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating average yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended June 30, 2026, March 31, 2026 and June 30, 2025 were $27 million, $29 million and $28 million, respectively. The taxable-equivalent adjustments to net interest income for both the six months ended June 30, 2026 and 2025 were $56 million.
(d)Calculated as noninterest expense divided by total revenue.

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PNC Reports Second Quarter 2026 Net Income of $2.1 Billion, $4.81 Diluted EPS or $4.85 As Adjusted – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	June 30	March 31	June 30
	2026	2026	2025
BALANCE SHEET DATA
Dollars in millions, except per share data and as noted
Assets	$616,034	$603,028	$559,107
Loans (a)	$367,953	$360,923	$326,340
Allowance for loan and lease losses	$4,652	$4,663	$4,523
Interest-earning deposits with banks	$22,794	$26,053	$24,455
Investment securities	$149,506	$143,112	$142,348
Total deposits (a)	$449,792	$457,648	$426,696
Borrowed funds (a)	$85,723	$66,666	$60,424
Allowance for unfunded lending related commitments	$809	$832	$759
Total shareholders' equity	$64,008	$63,627	$57,607
Common shareholders' equity	$58,131	$57,752	$51,854
Accumulated other comprehensive income (loss)	$(4,120)	$(3,773)	$(4,682)
Book value per common share	$145.52	$143.65	$131.61
Tangible book value per common share (non-GAAP) (b)	$111.09	$109.42	$103.96
Period end common shares outstanding (In millions)	399	402	394
Loans to deposits	82%	79%	76%
Common shareholders' equity to total assets	9.4%	9.6%	9.3%
CLIENT ASSETS (In billions)
Discretionary client assets under management	$247	$230	$217
Nondiscretionary client assets under administration	256	233	204
Total client assets under administration	503	463	421
Brokerage account client assets	99	93	89
Total client assets	$602	$556	$510
CAPITAL RATIOS
Basel III (c)
Common equity tier 1	9.9%	10.1%	10.5%
Tier 1 risk-based	11.1%	11.3%	11.8%
Total capital risk-based	12.9%	13.1%	13.6%
Leverage	9.0%	9.1%	9.3%
Supplementary leverage	7.2%	7.4%	7.6%
ASSET QUALITY
Nonperforming loans to total loans	0.55%	0.62%	0.65%
Nonperforming assets to total loans, OREO, foreclosed and other assets (d)	0.58%	0.66%	0.66%
Nonperforming assets to total assets	0.35%	0.40%	0.38%
Net charge-offs to average loans (for the three months ended) (annualized)	0.25%	0.29%	0.25%
Allowance for loan and lease losses to total loans	1.26%	1.29%	1.39%
Allowance for credit losses to total loans (e)	1.48%	1.52%	1.62%
Allowance for loan and lease losses to nonperforming loans	230%	208%	215%
Total delinquencies (In millions) (f)	$1,436	$1,558	$1,303
(a)Amounts include assets and liabilities for which we have elected the fair value option. Our first quarter 2026 Form 10-Q included, and our second quarter 2026 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)See the Tangible Book Value per Common Share table on page 19 for additional information.
(c)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 16 for additional information. The ratios as of June 30, 2026 are estimated.
(d)Amounts include nonaccrual servicing advances primarily to single asset/single borrower trusts with commercial real estate as collateral totaling $90 million and $103 million at June 30, 2026 and March 31, 2026, respectively.
(e)Excludes allowances for investment securities and other financial assets.
(f)Total delinquencies represent accruing loans 30 days or more past due.
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PNC Reports Second Quarter 2026 Net Income of $2.1 Billion, $4.81 Diluted EPS or $4.85 As Adjusted – Page 16
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

PNC's regulatory risk-based capital ratios in 2026 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.

Our Basel III capital ratios may be impacted by changes to the regulatory capital rules and additional regulatory guidance or analysis. The following table summarizes our March 31, 2026, June 30, 2025 and estimated June 30, 2026 capital balances and ratios.

Basel lll Common Equity Tier 1 Capital Ratios
	Basel III
	June 30 2026 (estimated)	March 31 2026	June 30 2025
Dollars in millions
Common stock, related surplus and retained earnings, net of treasury stock	$62,249	$61,523	$56,536
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(13,752)	(13,757)	(10,896)
All other adjustments	(84)	(80)	(81)
Basel III Common equity tier 1 capital	$48,413	$47,686	$45,559
Basel III standardized approach risk-weighted assets (a)	$487,609	$472,981	$433,190
Basel III Common equity tier 1 capital ratio	9.9%	10.1%	10.5%
(a)Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

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PNC Reports Second Quarter 2026 Net Income of $2.1 Billion, $4.81 Diluted EPS or $4.85 As Adjusted – Page 17
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

NON-GAAP MEASURES

Fee Income (non-GAAP)	Three months ended
	June 30	March 31	June 30
Dollars in millions	2026	2026	2025
Noninterest income
Asset management and brokerage	$440	$420	$391
Capital markets and advisory	577	463	321
Card and cash management	772	738	737
Lending and deposit services	346	340	317
Residential and commercial mortgage	144	118	128
Fee income (non-GAAP)	$2,279	$2,079	$1,894
Other income	489	125	212
Total noninterest income	$2,768	$2,204	$2,106

Fee income is a non-GAAP measure and is comprised of noninterest income in the following categories: asset management and brokerage, capital markets and advisory, card and cash management, lending and deposit services, and residential and commercial mortgage. We believe this non-GAAP measure serves as a useful tool for comparison of noninterest income related to fees.

Pretax Pre-Provision Earnings (non-GAAP)	Three months ended
	June 30	March 31	June 30
Dollars in millions	2026	2026	2025
Income before income taxes and noncontrolling interests	$2,586	$2,187	$2,024
Provision for credit losses	191	210	254
Pretax pre-provision earnings (non-GAAP)	$2,777	$2,397	$2,278

Pretax pre-provision earnings is a non-GAAP measure and is based on adjusting income before income taxes and noncontrolling interests to exclude provision for credit losses. We believe that pretax, pre-provision earnings is a useful tool to help evaluate the ability to provide for credit costs through operations and provides an additional basis to compare results between periods by isolating the impact of provision for credit losses, which can vary significantly between periods.

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PNC Reports Second Quarter 2026 Net Income of $2.1 Billion, $4.81 Diluted EPS or $4.85 As Adjusted – Page 18
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

Noninterest Expense Excluding Integration Costs and 2Q26 Significant Items (non-GAAP) Noninterest Income Excluding Integration Costs and 2Q26 Significant Items (non-GAAP)
	Three months ended				Three months ended
	June 30	March 31	Change		June 30	June 30	Change
Dollars in millions	2026	2026	$	%	2026	2025	$	%
Noninterest expense	$4,098	$3,768	$330	9%	$4,098	$3,383	$715	21%
Contribution to PNC Foundation	(140)	—			(140)	—
Integration costs	(121)	(97)			(121)	—
Noninterest expense excluding integration costs and 2Q26 significant items (non-GAAP)	$3,837	$3,671	$166	5%	$3,837	$3,383	$454	13%

Noninterest income	$2,768	$2,204	$564	26%	$2,768	$2,106	$662	31%
Gain on exchange of Visa Class B-2 shares	448	—			448	—
Visa Class B-3 derivative fair value adjustments	(85)	—			(85)	—
Loss on sale of securities	(139)	—			(139)	—
Integration costs	(6)	(1)			(6)	—
Noninterest income excluding integration costs and 2Q26 significant items (non-GAAP)	$2,550	$2,205	$345	16%	$2,550	$2,106	$444	21%

Pretax, pre-provision impact of integration costs and 2Q26 significant items	$(43)	$(98)			$(43)	$—
Income taxes (benefit) (a)	(28)	(21)			(28)	—
After tax impact of integration costs and 2Q26 significant items	$(15)	$(77)			$(15)	$—
(a)Income taxes on integration costs and 2Q26 significant items are calculated at a statutory tax rate of 21% on pretax, pre-provision earnings. Significant items tax impact also includes the benefit of shares donated to the PNC Foundation.

Noninterest expense excluding integration costs and 2Q26 significant items is a non-GAAP measure and is based on adjusting noninterest expense to exclude integration costs related to the FirstBank acquisition and 2Q26 significant items during the period. The 2Q26 significant items are described in the Integration Costs and 2Q26 Significant Items section on page 2. We believe this non-GAAP measure to be a useful tool for comparison of operating expenses incurred during the normal course of business. The exclusion of integration costs and 2Q26 significant items increases comparability across periods, demonstrates the impact of significant items and provides a useful measure for determining PNC’s expenses that are core to our business operations and expected to recur over time.

Noninterest income excluding integration costs and 2Q26 significant items is a non-GAAP measure and is based on adjusting noninterest income to exclude integration costs related to the FirstBank acquisition and 2Q26 significant items during the period. The 2Q26 significant items are described in the Integration Costs and 2Q26 Significant Items section on page 2. We believe this non-GAAP measure to be a useful tool for comparison of noninterest income earned during the normal course of business. The exclusion of integration costs and 2Q26 significant items increases comparability across periods, demonstrates the impact of significant items and provides a useful measure for determining PNC’s noninterest income generating activities that are core to our business operations and expected to recur over time.

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PNC Reports Second Quarter 2026 Net Income of $2.1 Billion, $4.81 Diluted EPS or $4.85 As Adjusted – Page 19

The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

Adjusted Diluted Earnings per Common Share Excluding Integration Costs and 2Q26 Significant Items (non-GAAP)
	Three months ended
	June 30	Per Common	March 31	Per Common
Dollars in millions, except per share data	2026	Share	2026	Share
Net income attributable to diluted common shareholders	$1,941	$4.81	$1,675	$4.13
After tax impact of integration costs and 2Q26 significant items	15	0.04	77	0.19
Adjusted net income attributable to diluted common shareholders excluding integration costs and 2Q26 significant items (non-GAAP)	$1,956	$4.85	$1,752	$4.32
Average diluted common shares outstanding (In millions)	403		405

The adjusted diluted earnings per common share excluding integration costs and 2Q26 significant items is a non-GAAP measure and excludes integration costs related to the FirstBank acquisition and 2Q26 significant items during the period. It is calculated based on adjusting net income attributable to diluted common shareholders by removing post-tax effects of integration costs and 2Q26 significant items in the period. The 2Q26 significant items are described in the Integration Costs and 2Q26 Significant Items section on page 2. We believe this non-GAAP measure serves as a useful tool in understanding PNC's results by providing greater comparability between periods, as well as demonstrating the effect of significant items.

Tangible Book Value per Common Share (non-GAAP)
	June 30	March 31	June 30
Dollars in millions, except per share data	2026	2026	2025
Book value per common share	$145.52	$143.65	$131.61
Tangible book value per common share
Common shareholders' equity	$58,131	$57,752	$51,854
Goodwill and other intangible assets	(14,161)	$(14,174)	(11,137)
Deferred tax liabilities on goodwill and other intangible assets	408	416	242
Tangible common shareholders' equity	$44,378	$43,994	$40,959
Period-end common shares outstanding (In millions)	399	402	394
Tangible book value per common share (non-GAAP)	$111.09	$109.42	$103.96

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders' equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

Return on Average Tangible Common Equity (non-GAAP)	Three months ended
	June 30	March 31	June 30
Dollars in millions	2026	2026	2025
Return on average common shareholders' equity	13.61%	11.92%	12.20%
Return on average tangible common equity
Average common shareholders' equity	$57,556	$57,382	$50,676
Average goodwill and other intangible assets	(14,162)	(14,056)	(11,145)
Average deferred tax liabilities on goodwill and other intangible assets	412	327	241
Average tangible common shareholders' equity	$43,806	$43,653	$39,772
Net income attributable to common shareholders	$1,953	$1,686	1,542
Net income attributable to common shareholders, annualized	$7,833	$6,838	$6,185
Return on average tangible common equity (non-GAAP)	17.88%	15.66%	15.55%

Return on average tangible common equity is a non-GAAP measure and is calculated based on annualized net income attributable to common shareholders divided by tangible common equity. We believe this non-GAAP measure serves as a useful tool to help measure and assess a company's use of common equity.

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PNC Reports Second Quarter 2026 Net Income of $2.1 Billion, $4.81 Diluted EPS or $4.85 As Adjusted – Page 20

The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

Taxable-Equivalent Net Interest Income (non-GAAP)	Three months ended
	June 30	March 31	June 30
Dollars in millions	2026	2026	2025
Net interest income	$4,107	$3,961	$3,555
Taxable-equivalent adjustments	27	29	28
Net interest income (Fully Taxable-Equivalent - FTE) (non-GAAP)	$4,134	$3,990	$3,583

The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest income, we use interest income on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP. Taxable-equivalent net interest income is only used for calculating net interest margin. Net interest income shown elsewhere in this presentation is GAAP net interest income.

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PNC Reports Second Quarter 2026 Net Income of $2.1 Billion, $4.81 Diluted EPS or $4.85 As Adjusted – Page 21
Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for financial performance, such as earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting us and our future business and operations, including our sustainability strategy, that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are necessarily subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake any obligation to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.

Our forward-looking statements are subject to the following principal risks and uncertainties.
▪Our businesses, financial results and balance sheet values are affected by business and economic conditions, including:
–Changes in interest rates and valuations in debt, equity and other financial markets,
–Disruptions in the U.S. and global financial markets,
–Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply, market interest rates and inflation,
–Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives,
–Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness,
–Impacts of sanctions, tariffs and other trade policies of the U.S. and its global trading partners,
–Impacts of changes in federal, state and local governmental policy, including on the regulatory landscape, capital markets, taxes, infrastructure spending and social programs,
–Our ability to attract, recruit and retain skilled employees, and
–Commodity price volatility.
▪Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting. These statements are based on our views that:
–PNC’s baseline forecast remains for continued expansion in 2026, with economic growth expected to remain resilient despite oil prices that are up from early 2026, supported by strong AI-related capex, tax refunds, and an improving labor market. We expect real GDP growth of 2.1% in 2026, with continued modest job gains and the unemployment rate holding roughly steady, ending the year at around 4.3%. Inflation risks have eased somewhat but we still expect inflation to remain elevated, with CPI inflation staying above 3% through year-end. Risks to our growth and inflation outlook include a sudden reversal in AI-related sentiment, which would have knock-on effects on both capex and wealth-driven consumer spending, as well as any further sharp rise in oil prices.
–Our baseline forecast is for the Federal Reserve to keep the federal funds rate unchanged throughout 2026 and into 2027, in a range between 3.50% and 3.75%. However, risks remain skewed toward tighter monetary policy given persistent above-target inflation and inflationary pressures from higher energy prices and continued strength in capital spending.

▪PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to PNC meeting or exceeding minimum capital levels, including a stress capital buffer established by the Federal Reserve Board in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process.

- more -

PNC Reports Second Quarter 2026 Net Income of $2.1 Billion, $4.81 Diluted EPS or $4.85 As Adjusted – Page 22
Cautionary Statement Regarding Forward-Looking Information (Continued)

▪PNC's regulatory capital ratios in the future will depend on, among other things, PNC’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models and the reliability of and risks resulting from extensive use of such models.

▪Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain employees. These developments could include:
–Changes to laws and regulations, including changes affecting oversight of the financial services industry, changes in the enforcement and interpretation of such laws and regulations, and changes in accounting and reporting standards.
–Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries resulting in monetary losses, costs, or alterations in our business practices, and potentially causing reputational harm to PNC.
–Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.
–Costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪Our reputation and business and operating results may be affected by our ability to appropriately meet or address environmental, social or governance targets, goals, commitments or concerns that may arise.

▪We grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, the integration of the acquired businesses into PNC after closing or any failure to execute strategic or operational plans.

▪Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪Business and operating results can also be affected by widespread manmade, natural and other disasters (including severe weather events), health emergencies, dislocations, geopolitical instabilities or events, terrorist activities, system failures or disruptions, security breaches, cyberattacks, international hostilities, or other extraordinary events beyond PNC’s control through impacts on the economy and financial markets generally or on us or our counterparties, customers or third-party vendors and service providers specifically.

We provide greater detail regarding these as well as other factors in our most recent Form 10-K and in any subsequent Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our other subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.
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